CARTER, LEDYARD & MILBURN
                       COUNSELLORS AT LAW
                          2 WALL STREET
                    NEW YORK, NEW YORK  10005


                        October 21, 1998



The Chase Manhattan Bank, as Trustee of
FT 284
4 New York Plaza, 6th Floor
New York, New York  10004-2413

Attention:     Mr. Thomas Porrazzo
               Vice President


     Re:                         FT 284

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts contained in FT 284 (each, a "Trust"), which will be established under certain Standard Terms and Conditions of Trust dated November 20, 1991, and a related Trust Agreement dated as of today (collectively, the "Indenture") among Nike Securities L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and The Chase Manhattan Bank, as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

     Based upon the foregoing, we are of the opinion that the Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-62973) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name under the captions "What is the Federal Tax Status of Unit-holders?" and "Legal Opinions" in such Registration Statement and the preliminary prospectus included therein.

                                    Very truly yours,



                                    CARTER, LEDYARD & MILBURN